EXHIBIT 1.A(8)(b)(xxxii)

EIGHTH AMENDMENT TO PARTICIPATION AGREEMENT

     THIS AGREEMENT is made by and among Security Life of Denver Insurance Company, a life insurance company organized under the laws of the State of Colorado (the "Company), Variable Insurance Products Fund II, an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts (the "Fund), and Fidelity Distributors Corporation, a Massachusetts corporation (the "Underwriter) (collectively, the "Parties).

     WHEREAS, the Parties executed a participation agreement dated August 10, 1994 (the "Participation Agreement), governing how shares of the Fund's portfolios are to be made available to certain variable life insurance and/or variable annuity contracts (the "Contracts) offered by the Company through certain separate accounts (the "Separate Accounts);

     WHEREAS, the various contracts for which shares are purchased are listed in Schedule A of the Participation Agreement;

     WHEREAS, the Parties have agreed that it is in their interests to add an additional Contract and class of Fund to be purchased by the Separate Accounts;

     NOW, THEREFORE, in consideration of their mutual promises, the Company, the Fund and the Underwriter agree as follows:

  The Participation Agreement is hereby amended by substituting for the current Schedule A an amended Schedule A in the form attached hereto which adds the Asset Portfolio Manager Variable Universal Life policies to the list of Contracts funded by the Separate Accounts.

Executed this 12th day of March, 2001.

Security Life of Denver Insurance Company		Variable Insurance Products Fund II

BY:	/s/ Jim Livingston	BY:	/s/ Robert C. Pozen
	Jim Livingston		Robert C. Pozen
	Executive Vice President		Senior Vice President

Fidelity Distributors Corporation

		BY:	/s/ Mike Kellogg
Mike Kellogg
Vice President

Schedule A
Separate Accounts and Associated Contracts

Name of Separate Account	Contracts Funded By Separate Account

Security Life Separate Account L1 (November 3, 1993)
  FirstLine (Flexible Premium Variable Life Insurance Policy)
  Strategic Advantage Variable Universal Life (Flexible Premium Variable Universal Life Insurance Policy)
  FirstLine II (Flexible Premium Variable Universal Life Insurance Policy)
  Strategic Advantage II Variable Universal Life (Flexible Premium Variable Life Insurance)
  Variable Survivorship Universal Life (Flexible Premium Variable Life Insurance)
  Corporate Benefits Variable Universal Life (Flexible Premium Variable Life Insurance)
  Estate Designer Variable Universal Life (Joint and Survivor Flexible Premium Variable Life Insurance)
  Asset Portfolio Manager Variable Universal Life (Flexible Premium Variable Life Insurance)